Exhibit 99.1

For Immediate Release

Deltek Contact:

Lauran Cacciatori

Senior Director, Corporate Marketing and Communications

703.885.9947

laurancacciatori@deltek.com

Deltek Reaches Agreement to Acquire Onvia

Deal strengthens Deltek’s government market intelligence solutions enabling delivery of the most complete source for public sector procurement information available

HERNDON, Va. – October 5, 2017 – Deltek, the leading global provider of enterprise software and information solutions for project-based businesses, announced today that it and its parent company, Project Diamond Intermediate Holdings, Corp., have entered into an agreement to acquire Onvia.

Onvia – headquartered in Seattle, WA, and traded on the NASDAQ under symbol “ONVI” – is a leader in sales intelligence and acceleration for businesses selling to the public sector. Onvia provides enterprise, mid-market and small business customers with comprehensive federal, state and local government contracting leads. The addition of Onvia is intended to further strengthen Deltek’s market leading GovWin IQ market intelligence and information solution offerings.

“We are very excited about the opportunities created by this acquisition for our customers seeking to expand their business in the public sector market at all levels,” said Mike Corkery, President and CEO of Deltek. “We look forward to closing this deal in the coming weeks and welcoming the Onvia team to the Deltek family.”

Under the terms of the agreement, Deltek’s parent company will acquire all of the outstanding shares of Onvia’s common stock for $9.00 per share in an all-cash tender offer. The Onvia Board of Directors unanimously approved the transaction and is recommending that Onvia stockholders tender their shares in the offer. The transaction is conditioned upon satisfaction of the minimum tender condition, which requires that shares representing more than 50 percent of Onvia’s common stock be tendered and other customary closing conditions. The transaction is expected to close during the fourth quarter of 2017. To learn more about Deltek, please visit the website at Deltek.com.

About Onvia

Onvia (NASDAQ: ONVI) is the leader in sales intelligence and acceleration for businesses selling to the public sector. Onvia provides enterprise, mid-market and small business customers with the most comprehensive set of federal, state and local government contracting leads. Clients grow their sales pipeline with access to bids, RFPs and future spending data, along with agency contacts, competitor information and market analytics – all backed by Onvia’s smart search technology, CRM integration and expert support. Resolving the friction in this $2 trillion market, Onvia creates mutual value for public and private sectors, taxpayers and society at large.

About Deltek

Deltek is the leading global provider of enterprise software and solutions for government contractors, professional services and other project-based businesses. For decades, we have delivered actionable insight that empowers our customers to unlock their business potential. 22,000 organizations and millions of users in over 80 countries around the world rely on Deltek to research and identify opportunities, win new business, recruit and develop talent, optimize resources, streamline operations and deliver more profitable projects. Deltek – Know more. Do more.® www.deltek.com

Additional Information

This press release and the description contained herein is for informational purposes only and is not a recommendation, an offer to buy, or the solicitation of an offer to sell any shares of Onvia’s common stock. The tender offer referenced in this press release has not commenced. Upon commencement of the tender offer, Deltek, its parent company, Project Diamond Intermediate Holdings Corp. (“Project Diamond”), and Project Diamond’s wholly owned subsidiary, Project Onvia Merger Sub, Inc. (“Merger Sub”), will file with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase (the “Offer to Purchase”), a form of letter of transmittal (the “Letter of Transmittal”) and other related documents. After this filing, Onvia will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Deltek, Project Diamond, Merger Sub and Onvia intend to mail documents to the stockholders of Onvia. THESE DOCUMENTS, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER AND STOCKHOLDERS OF ONVIA ARE URGED TO READ THEM CAREFULLY WHEN THEY BECOME AVAILABLE. Stockholders of Onvia will be able to obtain a free copy of these documents (when they become available) and other documents filed by Onvia, Deltek, Project Diamond or Merger Sub with the SEC at the website maintained by the SEC at www.sec.gov. In addition, stockholders of Onvia may obtain a free copy of these documents (when they become available) by visiting Onvia’s website at www.ir.Onvia.com.

The Offer to Purchase is not being made to holders of (nor will tenders be accepted from or on behalf of holders of) shares of Onvia’ common stock in any jurisdiction in which the making of the offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the Offer to Purchase to be made by a licensed broker or dealer, the Offer to Purchase shall be deemed to be made on behalf of Merger Sub by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Merger Sub, Project Diamond or Deltek.

Forward-Looking Statements

The information provided in this press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements may include, among others, statements regarding the tender offer, the expected timing of its completion and the completion of the related transactions, the expected benefits of the tender offer and the related transactions, and Deltek’s industry, business strategy, goals, projections and expectations. Forward-looking statements may be indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “believes,” “intends” and similar words and phrases. These statements reflect management’s current beliefs and are not guarantees of future performance. They involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. Such risks and uncertainties include (1) uncertainties as to the timing of the proposed transactions relating to the tender offer; (2) the risk that the proposed transactions, including the tender offer and related merger, may not be completed in a timely manner or at all; (3) uncertainties as to the percentage of Onvia’s stockholders that will support the proposed transactions and tender their shares in the tender offer; (4) the possibility that competing offers or acquisition proposals for Onvia will be made; (5) the possibility that any or all of the various conditions to the consummation of the proposed transactions may not be satisfied or waived; (6) the occurrence of any event, change or other circumstance that could give rise to the termination of the agreement and plan of merger (such as the occurrence of a material adverse effect); (7) the effect of the announcement or pendency of the proposed transactions on Onvia’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, and its operating results and business generally; (8) the risk that stockholder litigation in connection with the proposed transactions may result in significant costs of defense, indemnification and liability; and (9) other factors as set forth from time to time in Deltek’s filings with the SEC. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

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